Exhibit 10.16

AGREEMENT TO PROVIDE ADDITIONAL CAPITAL

THIS AGREEMENT TO PROVIDE ADDITIONAL CAPITAL (this “Agreement”) is made and entered into as of September 10 , 2004, by and between ARROWHEAD RESEARCH CORPORATION, a Delaware corporation (“Arrowhead”), and NANOTECHNICA, INC., a California corporation (the “Company”).

A. Arrowhead has entered into that certain Stock Purchase Agreement dated September 10, 2004 (the “Stock Purchase Agreement”) by and between the Company and Arrowhead regarding the sale and issuance to Arrowhead of 5,000,000 shares of the Company’s Series A Preferred Stock.

B. Pursuant to the Stock Purchase Agreement, Arrowhead has agreed to enter into this Agreement to provide, upon the term and conditions of this Agreement, additional capital contributions to the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

1. Commitment to Provide Additional Capital. In addition to the Four Million Dollars ($4,000,000) provided to the Company as of the date of this Agreement, Arrowhead agrees to provide up to Sixteen Million Dollars ($16,000,000) of additional capital to the Company, on the following terms and subject to the following conditions:

(a) Arrowhead shall provide to the Company the additional capital contributions (each a “Capital Contribution”) on the dates and in the specific amounts set forth in Appendix I attached hereto and incorporated herein by this reference. Each Capital Contribution must be made in the full amount set forth in Appendix I.

(b) Notwithstanding the foregoing, in the event Arrowhead is unable to provide the Company with a particular Capital Contribution in the amount set forth in Appendix I, Arrowhead shall provide written notice to the Company no later than 10 days prior to the date of a particular Capital Contribution (each a “Capital Contribution Date”) requesting an extension to make a particular Capital Contribution (the “Notice”). Assuming proper receipt of the Notice, the Company shall grant and Arrowhead shall be entitled to a 30-day extension (or such other period as mutually agreed by the Arrowhead and the Company) from the particular Capital Contribution Date to make such Capital Contribution (“Extended Capital Contribution Period”). Arrowhead shall be entitled to make a particular Capital Contribution anytime during the Extended Capital Contribution Period. The procedures set forth in this Section 1(b) are intended to apply to each Capital Contribution. A failure to provide any Capital Contribution in accordance with this Agreement shall cause a forfeiture by Arrowhead of the right to make the current Capital Contribution and any future Capital Contributions scheduled pursuant to Appendix I and all of Arrowhead’s rights and obligations shall terminate hereunder in accordance with Section 2, below.

(c) Any and all Capital Contributions provided by Arrowhead to the Company pursuant to this Agreement shall be deemed contributions to the capital of the Company by Arrowhead, as an existing holder of capital stock of the Company. It is understood and agreed that no capital stock or other security of the Company shall be issued to Arrowhead in consideration or on account of any Capital Contributions provided by Arrowhead to the Company pursuant to the provisions of this Agreement, and that none of such funds shall be considered a loan by Arrowhead to the Company, or otherwise be repayable by the Company to Arrowhead. The liquidation preference to which Arrowhead is entitled as holder of the Company’s Series A Preferred Stock will be computed as provided for in the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of the Company (the “Certificate of Determination”) and will be equal to the aggregate amount of any and all Capital Contributions provided by Arrowhead. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall not be affected by any Capital Contributions.

2. Failure of Arrowhead to Make a Required Capital Contribution. Except as set forth in Section 3, below, in the event that Arrowhead fails to provide any Capital Contribution in accordance with Appendix I and pursuant to Section 1, above (the date of such event is hereinafter referred to as the “Forfeiture Date”), then in addition to any other consequences of such failure set forth in the Company’s Articles of Incorporation or the Certificate of Determination, the parties agree as follows as of the Forfeiture Date:

(a) Arrowhead shall immediately be deemed to forfeit (i) that specific number of shares of Series A Preferred Stock set forth in Appendix I which are attributable to a particular Capital Contribution and (ii) any remaining shares of Series A Preferred Stock set forth in Appendix I attributed to any future Capital Contribution. Nothing in this Agreement shall be construed or interpreted to require the forfeiture at any time of the 1,000,000 shares of Series A Preferred Stock for which Arrowhead has purchased pursuant to the Stock Purchase Agreement as is set forth in Appendix I.

(b) In accordance with the Company’s Articles of Incorporation and the Certificate of Determination, Arrowhead shall no longer be entitled to appoint the majority of the number of the directors of the Company’s Board of Directors and each such individual member appointed by Arrowhead shall immediately resign from the Company’s Board of Directors.

(c) Arrowhead shall, within five (5) business days of the Forfeiture Date, present to the Company Stock Certificate No. PA-1 representing 5,000,000 shares of Series A Preferred Stock (the “Series A Stock Certificate”). The Company shall have five (5) business days to exchange such certificate for and reissue a new stock certificate which shall represent the aggregate number of Series A Preferred Stock to which Arrowhead is entitled pursuant to this Agreement. In the event Arrowhead provides all Capital Contributions set forth on Appendix I, Arrowhead shall retain the Series A Stock Certificate.

(d) Following the issuance of the new stock certificate to Arrowhead pursuant to this Agreement, the parties agree that this Agreement shall terminate and have no further force or effect.

(e) Any and all (i) options to purchase Common Stock of the Company then outstanding under the Company’s stock option plan or (ii) shares of Common Stock purchased or issued pursuant to restricted stock purchase agreements that otherwise would not be exercisable or purchasable, as the case may be, pursuant to the provisions of applicable stock option agreements or restricted stock purchase agreements would immediately and automatically accelerate with respect to any vesting imposed upon such options or shares and become immediately exercisable to purchase or purchasable, as the case may be, notwithstanding any provision to the contrary contained in the stock option agreements or restricted stock purchase agreements, but on all of the other terms and conditions contained in the applicable stock option agreements or restricted stock purchase agreements, all or any portion of the shares of Common Stock issuable upon exercise or purchase thereof.

3. Protective Provisions; Voting Agreement. Notwithstanding any provision in this Agreement to the contrary, the parties to this Agreement hereby agree as follows:

(a) In the event Arrowhead provides the Second Capital Contribution (as that term is defined in Appendix I attached hereto), the Company shall amend, within 30 days of the date of the Second Capital Contribution, the Certificate of Determination to include the protective provisions set forth in Exhibit A attached hereto. This amendment may take the form of an amendment to the Certificate of Determination of Series A Preferred Stock or an amendment and restatement of the Articles of Incorporation. The parties hereto agree to take all reasonable actions required to effectuate the amendment set forth in this Section 3(a) and Exhibit A.

(b) In the event Arrowhead fails to provide any Capital Contributions other than the Initial Capital Contribution (as that term is defined in Appendix I attached hereto), the Company shall, simultaneously with the termination of this Agreement, amend the Voting Agreement with Arrowhead and all other shareholders of Arrowhead to provide for the election of one (1) director of the Board of Directors of the Company designated by Arrowhead so long as Arrowhead holds 500,000 shares of Series A Preferred Stock of the Company. The parties hereto agree to take all reasonable actions required to amend the Voting Agreement contemplated by this Section 3(b).

4. Termination. Unless otherwise terminated by the parties, this Agreement shall terminate and have no further force or effect following the earlier to occur of (i) the date of the Third Capital Contribution set forth in Appendix I or (ii) five (5) business days following any Forfeiture Date.

5. Miscellaneous.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement. .

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs, personal representatives, successors and permitted assigns of each of the parties hereto, but shall not confer, expressly or by implication, any rights or remedies upon any other party. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned without the prior written consent of the other party.

(c) This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California.

(d) All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties at their respective addresses set forth on the signature page hereof. Any party hereto may change its address by written notice to the other party given in accordance with this subsection 5(d).

(e) This Agreement, together with the exhibits attached hereto, contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be modified or amended or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by each of the parties hereto; provided, however, that only the independent board member(s) of the Company not affiliated with Arrowhead shall be entitled to vote with respect to any such amendment, change, waiver, discharge or termination affecting the Company.

(f) The captions and headings used herein are for convenience only and shall not be construed as a part of this Agreement.

(g) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

(h) The provisions of this Agreement are severable. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected, it being intended that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

The Company:

NANOTECHNICA, INC.

By:	MICHAEL L. ROUKES
Michael L. Roukes
Title:	Vice President and Chief Technical Officer

Arrowhead:

ARROWHEAD RESEARCH CORPORATION

By:	R. BRUCE STEWART
R. Bruce Stewart
Title:	President

Appendix I

To

Agreement to Provide Additional Capital

Amount of Capital Contribution	Capital Contribution Date	Number of Series A Preferred Stock Subject to Forfeiture on the Forfeiture Date
$4,000,000 (the “Initial Capital Contribution”)	September 10, 2004	-0-
$9,000,000 (the “Second Capital Contribution”)	January 1, 2005	2,250,000
$7,000,000 (the “Third Capital Contribution”)	March 31, 2005	1,750,000

Exhibit A

Protective Provisions

Protective Provisions. So long as Arrowhead owns 10% of the shares of Series A Preferred Stock initially acquired by Arrowhead, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the Series A Preferred Stock, voting together as a single class:

(a) effect a Liquidation Transaction;

(b) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock;

(c) increase or decrease (other than by redemption, conversion or otherwise in accordance with these Restated Articles) the total number of authorized shares of Series A Preferred Stock or Common Stock;

(d) authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series A Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock with respect to any rights, preferences or privileges;

(e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock other than in accordance with the redemption provisions of this Restated Certificate; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal, and which repurchase is unanimously approved by the Board of Directors);

(f) amend or waive any provision of the Certificate of Determination or the Bylaws;

(g) increase or decrease the authorized number of directors on the Board of Directors;

(h) take any action which results in borrowing in excess of $750,000, unless such borrowing is unanimously approved by the Board of Directors;

(i) increase the number of shares of Common Stock reserved for issuance under the Corporation’s stock or option plans; or

(j) declare or pay any dividend on any shares of the Corporation’s Common Stock or Preferred Stock, except in accordance with Section 1.